Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL MUTUAL RELEASE

This Settlement Agreement and General Mutual Release (the “Settlement Agreement”) is dated and effective as of the Effective Date (defined below in Paragraph 17), and made between SOS Information Technology New York, Inc. (“SOS”) on the one hand, and Thor Miner, Inc. (“Thor Miner”), Singularity Future Technology Ltd. (“Singularity,” and, together with Thor Miner, referred to as the “Corporate Defendants”), Lei Cao, Yang Jie, John F. Levy, Tieliang Liu, Tuo Pan, Shi Qiu, Jing Shan, and Heng Wang (jointly referred to as the “Individual Defendants”) (collectively, the Individual Defendants and the Corporate Defendants are the “Defendants”) on the other hand. SOS and Defendants are referred to herein as the “Parties” and in the singular as a “Party.”

RECITALS

A. SOS and Thor Miner entered into a January 10, 2022 Purchase and Sale Agreement (the “PSA”) for the purchase of $200,000,000 in crypto mining rigs, which SOS claims was breached by Thor Miner and Singularity in a December 9, 2022 lawsuit against Defendants styled as SOS Information Technology New York, Inc. v. Thor Miner, Inc., et al., Index No. 654735/2022 (Sup. Ct., N.Y. Cnty.) (the “Action”), in which SOS asserts causes of action for breach of contract, anticipatory breach of contract, conversion, unjust enrichment, fraudulent inducement, constructive trust, and attorney’s fees (the “Claims”);

B. Defendants deny the Claims and allegations in the Action and dispute that they have any liability to SOS for the Claims;

C. The Parties desire, without any admission of wrongdoing whatsoever, to avoid the risk, uncertainty, inconvenience and expense of litigation and have therefore agreed to fully and fairly settle the Action and any and all claims related to the Purchase and Sale Agreement.

AGREEMENT

Now, therefore, in consideration of the foregoing recitals, which expressly are incorporated by reference herein, and in consideration of the covenants, representations, and agreements contained below, the sufficiency of which is acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Payment. Thor Miner will pay to SOS a sum of thirteen million in U.S. dollars ($13,000,000) (the “Settlement Payment”) to SOS on or before December 23, 2022 pursuant to wire instructions furnished to Thor Miner’s counsel in writing. Thor Miner acknowledges that time is of the essence for this Settlement Agreement. The Parties agree and confirm that no further payments, amounts, or compensation, except as set forth in Paragraph 2, is due under this Settlement Agreement, and that acceptance of the Settlement Payment is in full and final resolution and settlement of any disputes, controversies, or amounts due or arising in connection with all business and commercial dealings by and between the Parties through the Effective Date, including but not limited to all claims that were or could have been raised in the Action, except as set forth in Paragraph 2.

2. Representations. Singularity and Thor Miner covenant and agree that as of the Effective Date (as defined in Paragraph 17), they have not received any other funds from HighSharp (Shenzhen Gaorui) Electronic Technology Co., Ltd. (“HighSharp”) related to the PSA. Singularity and Thor Miner further covenant and agree that if they receive additional funds from HighSharp related to the PSA, they will promptly transfer such funds to SOS in an amount not to exceed forty million five hundred sixty thousand five hundred sixty-nine dollars ($40,560,569.00) (which is the total amount paid by SOS pursuant to the PSA less the price of the machines actually received by SOS pursuant to the PSA). The Settlement Payment and any payments subsequently received by SOS from HighSharp shall be deducted from the total amount of forty million five hundred sixty thousand five hundred sixty-nine dollars ($40,560,569.00) due to SOS.

3. Assignment of Claims. In further consideration of this Settlement Agreement, (a) Thor Miner shall execute and provide to SOS within seven (7) business days after the Effective Date an assignment of all claims it may have against HighSharp or otherwise to the proceeds of the PSA, the form of which Thor Miner and SOS shall negotiate in good faith; to the extent SOS asserts Thor Miner has not negotiated the Assignment in good faith, SOS’s exclusive remedy for such a claim shall be against Thor Miner; and (b) Thor Miner covenants and agrees that it will cooperate with SOS in any claim SOS may bring against HighSharp. Thor Miner and Singularity covenant and agree that they will use their commercially reasonable best efforts to assist SOS in securing all necessary documents needed to pursue these assigned claims. Thor Miner and Singularity, however, shall have no obligation to commence or prosecute any action, litigation, or other legal proceeding (including but not limited to, arbitration) against HighSharp with respect to these assigned claims.

4. Dismissal of Action. On the same day as the Effective Date (as defined below), subsequent to SOS’s receipt of the Settlement Payment, SOS shall dismiss the Action with prejudice against all Defendants who signed the Settlement Agreement as of the Effective Date only. Thirty (30) days after the Effective Date, SOS will dismiss with prejudice any additional Defendants who have signed the Settlement Agreement within that period. All other Defendants shall be dismissed without prejudice at that time. The Parties shall cooperate at their own cost and expense as needed to finalize and file the documents necessary to effectuate the dismissal with prejudice. For avoidance of doubt, SOS may initiate legal proceedings against any Corporate Defendant for any breach of this Settlement Agreement only but, pursuant to Paragraph 5, shall not initiate any Claims or claim against the Defendants dismissed with prejudice where such Claims or claims were or could have been brought in the Action or arise from any business or commercial dealings before the Effective Date among or between SOS and the Defendants dismissed with prejudice.

5. General Release of Defendants. SOS, on its own behalf and on behalf of all its officers, directors, employees, agents, attorneys, servants, predecessors, successors, heirs, executors, administrators, insurers, parents, subsidiaries, affiliates, related entities, representatives, investors, and each of them (collectively, the “SOS Releasing Persons”) fully releases, acquits, and forever discharges Defendants, together with their past, present, and future officers, directors, employees, agents, stockholders, attorneys, servants, predecessors, successors, heirs, executors, administrators, insurers, parents, subsidiaries, affiliates, related entities, representatives, investors, and any assigns of each of the foregoing, and each of them (collectively, the “Defendant Releasees”) from any and all claims, demands, actions, causes of action, suits, obligations, liabilities, damages, debts, expenses, executions, costs, attorneys’ fees, injuries, controversies, and disputes of any kind or nature, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, mature or unmatured, which SOS and/or the SOS Releasing Persons had, may have, or now has against Defendants or any of the Defendant Releasees beginning at the beginning of the world and extending through the Effective Date, including without limitation, (i) any and all claims related to any acts or omissions by Defendants or any of the Defendant Releasees, or conditions existing, prior to the Effective Date; (ii) any and all claims arising out of or related to the PSA and the Parties’ obligations thereunder; (iii) the Claims and any other claims that were or could have been asserted in the Action; and (iv) any business, commercial, or personal dealings by or among the Parties, all from the beginning of time through the Effective Date (the “SOS Released Claims”). SOS, on its own behalf and on behalf of the SOS Releasing Persons, hereby acknowledges and agrees that, except as expressly set forth in this Settlement Agreement, Defendants and all of the Defendant Releasees have no other liabilities, responsibilities, or obligations, of any kind or nature, owed to SOS or any of the SOS Releasing Persons in connection with or relating to the SOS Released Claims or otherwise.

6. General Release of SOS. Defendant Releasees fully release, acquit, and forever discharge SOS and the SOS Releasing Persons from any and all claims, demands, actions, causes of action, suits, obligations, liabilities, damages, debts, expenses, executions, costs, attorneys’ fees, injuries, controversies, and disputes of any kind or nature, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, mature or unmatured, which any of the Defendant Releasees had, may have, or now has against SOS or the SOS Releasing Persons beginning at the beginning of the world and extending through the Effective Date, including without limitation, (i) any and all claims related to any acts or omissions by SOS or any of the SOS Releasing Persons, or conditions existing, prior to the Effective Date; (ii) any and all claims arising out of or related to the PSA and the Parties’ obligations thereunder; (iii) the Claims and any other claims that were or could have been asserted in the Action; and (iv) any business, commercial, or personal dealings by or among the Parties, all from the beginning of time through the Effective Date (the “Defendant Released Claims”). Defendants, on their own behalf and on behalf of the Defendant Releasees, hereby acknowledge and agree that, except as expressly set forth in this Settlement Agreement, SOS and the SOS Releasing Persons have no other liabilities, responsibilities, or obligations, of any kind or nature, owed to Defendants or any of the Defendant Releasees in connection with or relating to the Defendant Released Claims or otherwise.

7. Covenant Not to Sue. The Parties represent, agree, and covenant not to commence an action, proceeding, lawsuit, arbitration, or any form of judicial proceeding anywhere in the world for, about, regarding, or concerning any Claim or anything that is or may be released pursuant to the General Releases set forth in this Settlement Agreement. Nothing in this Paragraph prevents the Parties from enforcing this Settlement Agreement.

8. Confidentiality. The Parties and their counsel agree to keep the terms of this Settlement Agreement, and all documents and things exchanged during settlement negotiations leading up to this Settlement Agreement (collectively “Confidential Information”) strictly confidential and shall not reveal Confidential Information to any other person or entity, except (i) as required by law or order of the court or other government authority; (ii) as is reasonably necessary to be disclosed to the Parties’ spouses, accountants, tax advisors, attorneys, and employees who have a business need to know about this Settlement Agreement (provided the Parties and/or their counsel notifies such recipient of their confidentiality obligations hereunder); and (iii) in any proceeding in which a Party seeks to enforce the terms of this Settlement Agreement or in any other legal proceeding that may be brought concerning this Settlement Agreement. The Parties and their counsel further agree that if they are required by legal process to disclose Confidential Information, they will provide the other Party with at least ten (10) business days’ notice prior to the required disclosure so that the Party may seek an appropriate protective order or other appropriate relief.

9. No Admission. Nothing in this Settlement Agreement shall constitute or be construed as an admission of any issue of law or fact or of the validity or invalidity of any claim or dispute.

10. Modification/Amendment. This Settlement Agreement may be modified or amended only by a written instrument signed by all Parties.

11. Choice of Law and Forum Selection. This Settlement Agreement is made pursuant to, and shall be construed exclusively in accordance with the laws of the State of New York, without giving effect to any principles regarding conflicts of law that would require application of the laws of any jurisdiction other than the State of New York. If any action is brought arising out of or in any way relating to any of the terms, covenants, or conditions of this Settlement Agreement, the Parties agree that the forum for such actions shall be exclusively in the United States District Court for the Southern District of New York (the “Venue Court”) or, only if the Venue Court should lack subject-matter jurisdiction, in the Commercial Division of the Supreme Court of the State of New York, New York County (the “Alternate Court”). The Parties hereby irrevocably submit to the jurisdiction of the Venue Court and the Alternate Court and waive any claim that such court lacks jurisdiction over the Parties or constitute an inconvenient or improper forum.

12. Severability. If any provision of this Settlement Agreement is found to be unlawful, void, or for any other reason unenforceable, such provision shall be deemed severable from, and will in no way affect the validity or enforceability of the remaining provisions of this Settlement Agreement.

13. Waiver. No waiver of any provision of this Settlement Agreement or a waiver of the breach of any provision of this Settlement Agreement will be effective unless such waiver is expressed in writing signed by the waiving Party. The waiver by any Party of any of the provisions of this Settlement Agreement or a waiver of the breach of any provisions of this Settlement Agreement will not operate or be construed as a waiver of any other provisions of this Settlement Agreement or as the breach thereof.

14. Interpretation. The Parties represent that they are entering into this Settlement Agreement knowingly and voluntarily, and hereby waive any and all defenses to the enforcement of this Agreement based on an alleged lack of such knowledge or free will, mutual mistake, or unilateral mistake. This Settlement Agreement was drafted jointly by the Parties and must in all cases be interpreted as a whole according to its meaning and not strictly construed for or against either of the Parties. The Rule of Contra Proferentem shall not apply to any of the Parties. The headings to the paragraphs of this Settlement Agreement are illustrative only and will not be deemed to affect the construction or interpretation of the provisions hereof.

15. Scope. This Settlement Agreement is binding and inures to the benefit of the Parties hereto, as well as their personal and professional representatives, administrators, executors, successors, affiliates, related entities, subsidiaries, heirs, and assigns.

16. Entire Agreement. This Settlement Agreement represents and contains the entire agreement and understanding between the Parties regarding the subject matter hereof and supersedes and replaces any and all prior and/or contemporaneous agreements, understandings and negotiations regarding the subject matter hereof, whether written or oral. The Parties specifically understand and agree that neither SOS nor any of the Defendants has relied or is relying upon any representation made by any other Party other than those representations set forth in writing in this Settlement Agreement. The Parties agree and understand that they are responsible for their own legal fees and costs and expenses with regard to the Action and this Settlement Agreement.

17. Effective Date. This Settlement Agreement becomes effective on the date that SOS receives the Settlement Payment from Thor Miner.

18. Counterparts. This Settlement Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any photocopy of this Settlement Agreement or of any counterpart will be deemed to be the equivalent of an original. Electronic and facsimile signatures on this Settlement Agreement are acceptable. The Parties whose signatures appear on this Settlement Agreement represent and confirm that they are duly authorized and approved as is necessary to execute this Settlement Agreement on their behalf of on behalf of the Party for whom such person is signing, and that no further actions or events are required to authorize such execution.

19. Reading, Understanding, Judgment, Reliance on Counsel. The Parties represent and warrant that they have carefully read this Settlement Agreement and that the terms and conditions of this Settlement Agreement are fully understood and voluntarily accepted by them. The Parties further represent and warrant that they have relied upon their own judgment and that of legal counsel of their own choosing regarding all terms of this Settlement Agreement including the proper, sufficient, and agreed-upon consideration for this Settlement Agreement and that no statement or representation by any of the Parties influenced or induced them to execute this Settlement Agreement.

20. Necessary Acts; Further Assurances. Each Party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable at no cost to the other Party to consummate and make effective the terms of this Settlement Agreement.

21. Enforceability. This Settlement Agreement is valid, binding, and fully enforceable against the Parties executing the Settlement Agreement within thirty (30) days of the Effective Date, notwithstanding that certain Defendants may not execute the Settlement Agreement. If certain Defendants do not execute the Settlement Agreement within such period, such omission(s) shall not affect the Settlement Agreement’s validity or enforceability as to those Parties that executed the Settlement Agreement nor shall it be a basis for any Party to challenge the Settlement Agreement’s validity or enforceability as the other Parties executing the Settlement Agreement.

22. Notices. All letters, notices, requests, demands, and other communications required or permitted to be given to the Parties pursuant to this Settlement Agreement shall be in writing; provided by electronic mail, facsimile and/or next-day (excluding Saturday and Sunday) express delivery service; and addressed as follows:

For SOS:	Sandra D. Grannum
Faegre Drinker Biddle & Reath, LLP 1177 Avenue of the Americas, 41st Floor New York, New York 10036 sandra.grannum@faegredrinker.com Phone: 973-549-7015

-and-

Steven Li
866 2nd Ave, Floor 10, New York, NY 10017
stevenli@sosyun.com Phone:+8613816822093

For Defendants:	Robert J. Mittman
Blank Rome LLP
1271 Avenue of the Americas New York, NY 10020 robert.mitman@blankrome.com Phone: 212-885-5555

-and-

John B. Horgan
Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 jhorgan@egsllp.com
Phone: 212-370-1300

-and-

Angela Shan c/o Singularity Technology New York, Inc., 98 Cutter Mill Road, Great Neck, New York 11021, angelashan@sino-global.net

-and-

Angela Shan c/o Thor Miner, Inc., 98 Cutter Mill Road, Great Neck, New York 11021, angelashan@sino-global.net

IN WITNESS WHEREOF, and intending to be legally bound, the Parties hereto have executed this Settlement Agreement and General Mutual Release as of the date(s) set forth below.

SOS Information Technology New York, Inc.

By:
Its:

Dated: _________, 2022

Thor Miner, Inc.

By:
Its:

Dated: _________, 2022

Singularity Future Technology Ltd.

By:
Its:

Dated: _________, 2022

Lei Cao

Dated: _________, 2022

Yang Je

Dated: _________, 2022

John F. Levy

Dated: _________, 2022

Tieliang Liu

Dated: _________, 2022

Tuo Pan

Dated: _________, 2022

Shi Qiu

Dated: _________, 2022

Jing Shan

Dated: _________, 2022

Heng Wang

Dated: _________, 2022